Exhibit 99.1

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	revocable proxy first choice BANK

SPECIAL MEETING OF STOCKHOLDERS , 2016		For	Against	Abstain

The undersigned hereby appoints Howard Hall and David Gazerwitz and each of them, with full power of substitution, and authorizes them to represent and vote, as designated below, all the shares of First Choice Bank common stock held of record by the undersigned at the close of business on                    , 2016, at the special meeting of stockholders to be held               , 2016, and at any and all adjournments or postponements thereof. The Board of Directors recommends a vote “FOR” the proposals set forth herein.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the proposals set forth herein.

	1. To approve the Agreement and Plan of Merger, dated as of June 24, 2016, by and among Berkshire Hills Bancorp, Inc., Berkshire Bank and First Choice Bank.	☐	☐	☐
		For	Against	Abstain
	2. To adjourn or postpone the First Choice Bank special meeting to another time and/or place, if more time is needed to allow First Choice Bank to solicit additional proxies for the approval of the Merger Agreement.	☐	☐	☐

No business may be conducted at the special meeting other than as set forth in the notice of the special meeting. If any matters incidental to the conduct at the special meeting (other than proposal 2) are presented at the special meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no such matters to be presented at the meeting.

This proxy may be revoked at any time before it is voted on by delivering to the President of First Choice Bank on or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of First Choice Bank common stock, or by attending the special meeting and voting in person. Attendance at the special meeting will not in itself constitute the revocation of a proxy. If this proxy is properly revoked as described above, then the power of the persons named in this proxy shall be deemed terminated and of no further force and effect.

INSTRUCTIONS: To approve the proposal, mark the box “For” with an “X”. To vote against the proposal, mark the box “Against” with an “X”. To abstain from voting, mark the box “Abstain” with an “X”.

To submit your proxy by telephone: call toll-free [●] in the United States or [●] from foreign countries from any touch-tone telephone and follow the instructions. Have this proxy card available when you call, and use the company number and account number shown.

To submit your proxy by internet: visit [●] and follow the on-screen instructions. Have this proxy card available when you access the web page, and use the company number and account number shown.

Please be sure to sign and date this Proxy in the box below.	Date
Stockholder sign above Co-holder (if any) sign above Print Name:

Detach above card, sign, date and mail in postage paid envelope provided

First Choice Bank

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt from First Choice Bank prior to the execution of this proxy, of the Notice of Special Meeting scheduled to held on                        , 2016 and the Proxy Statement/Prospectus dated                    , 2016.

Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.